Exhibit 2.1

amendMENT No. 2

to THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of May 20, 2026, amends the Business Combination Agreement, dated as of July 2, 2025 (as amended by Amendment No. 1 thereto, dated as of February 11, 2026, and as further amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the “Business Combination Agreement”), by and among (i) Crown PropTech Acquisitions (“SPAC”), (ii) Mkango (Cayman) Limited (“Merger Sub”), (iii) Mkango Rare Earths Limited, formerly Lancaster Exploration Limited (“Mkango BVI”, and from and after the Closing, “PubCo”) and (iv) Mkango Polska s.p. Z.o.o. (“MKA Poland”). Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 11.12 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement to only be effective by execution of a written instrument signed by SPAC and Mkango BVI; and

WHEREAS, SPAC and Mkango BVI desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC and Mkango BVI hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE BUSINESS COMBINATION AGREEMENT

1. The Business Combination Agreement is hereby amended to (a) replace all references therein and in all attached exhibits to (i) “PubCo Ordinary Shares” with “PubCo Common Shares” and (ii) “ordinary shares” and “shares” with “common shares” only where referring to the authorized shares of Mkango BVI or of PubCo, provided that no changes or replacements are made with respect to references to SPAC Ordinary Shares, SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Warrants or Merger Sub securities; (b) replace all references therein and in all attached exhibits to “Convertible Note” with “Note Purchase Agreement;” and (c) replace all references therein and in all attached exhibits to “Share Split” with “Share Adjustment.”

2. Any par value reference in the Business Combination Agreement and the Assignment and Assumption Agreement applicable to the authorized shares of Mkango BVI or PubCo are hereby corrected to reflect that such shares are of no par value.

3. The definition of “Company Shares” in the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

‘“Company Shares” means the issued and outstanding common shares of Mkango BVI, of no par value.’

4. The definition of the “Exchange Ratio” in the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

‘“Exchange Ratio” means the quotient of (a) the Equity Value divided by (b) the number of Company Shares issued and outstanding after taking into account the Pre-Closing Reorganization and Debt-to-Equity Exchange, which includes the issuance of Reorganization Shares and Debt Exchange Shares, and for the avoidance of doubt, excluding any issuance of Advisor Compensation Shares or Consideration Shares, divided by (c) $10.00.’

5. The definition of the “Company Transaction Expenses” in the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

‘“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by or on behalf of the Group Companies or any of their Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders' fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) the Nasdaq Filing Fees, (c) the fees associated with filing the Proxy/Registration Statement with the SEC, (d) all filing fees under the HSR Act and all other applicable Antitrust Laws in connection with the Transactions, and (e) any premiums (including insurance premium tax, if any), fees, disbursements or expenses incurred in connection with PubCo’s D&O Tail, in each case (x) incurred in connection with the Transactions, including, in each case, any VAT thereon, and (y) in accordance with the illustrative example set forth on Section 1.1 of the SPAC Disclosure Letter (the “Expense Allocation Schedule”); provided, for the avoidance of doubt, that no (i) PubCo Common Shares, Mkango BVI common shares or other Equity Securities of any of the Company’s Subsidiaries issued by the Company or its Subsidiary, as applicable, to one or more advisors or service providers following completion of the Pre-Closing Reorganization, the Share Adjustment and determination of the Exchange Ratio, and prior to the Effective Time, in payment or satisfaction of advisory, transaction or similar fees incurred in connection with the Transactions, in each case as set forth on Section 6.1(e) of the Company Disclosure Letter (the “Advisor Compensation Shares”), or (ii) Consideration Shares, shall be treated as cash Company Transaction Expenses.’

6. The definition of “Transaction Documents” in the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

‘“Transaction Documents” means, collectively, (a) this Agreement, (b) the Permitted Financing Agreements, (c) the Sponsor Support Agreement, (d) the Shareholder Support Agreement, (e) the Registration Rights and Lock-Up Agreement, (f) the Assignment and Assumption Agreement, (g) the Plan of Merger, (h) the Debt-to-Equity Exchange Agreements, (i) the Note Purchase Agreement, and (j) any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.’

7. The definition of “Transactions” in the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

‘“Transactions” means, collectively, the Merger, the Reorganization, the Debt-to-Equity Exchange and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.’

8. Section 2.7 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Effect of the Merger on Issued Securities of the Company. Following the Pre-Closing Reorganization and the adoption of the Mkango BVI A&R Charter and prior to the adoption of the Pubco A&R Charter, as part of the agreed consideration for the Merger and without any further action (except as set out in this Section 2.7) on the part of any party hereto or the holders of securities of the Company or any Group Company, Mkango BVI shall in accordance with the Mkango BVI A&R Charter and section 40A of the BVI Companies Act combine or divide, as appropriate with respect to the Exchange Ratio, its Company Shares that are issued and outstanding immediately prior to the adoption of the Pubco A&R Charter into such smaller or larger number, respectively, of Company Shares of the same class of shares as results by multiplying each Company Share by the Exchange Ratio provided always that in respect of any fraction of a Company Share (or fractions of Company Shares) resulting from the foregoing (each such fraction of a Company Share being herein referred to as a “Share Adjustment Fractional Share”), each such Share Adjustment Fractional Share shall automatically be acquired by Mkango BVI from the member of Mkango BVI who would otherwise be the holder thereof for no consideration and without any requirement for the consent of such member of Mkango BVI (the “Share Adjustment”), without interest, (the Company Shares resulting from the Share Adjustment, collectively, the “Company Shareholder Closing Consideration”).”

9. The following paragraph is hereby added as Section 6.11 of the Business Combination Agreement:

“Reorganization Shares. As part of the Pre-Closing Reorganization, Mkango BVI shall issue Company Shares to the Selling Shareholder, as set forth on Section 2.1 and Section 6.1(e) of the Company Disclosure Letter (the “Reorganization Shares”).

10. The following paragraph is hereby added as Section 6.12 of the Business Combination Agreement:

“Debt-to-Equity Exchange. Immediately following the Pre-Closing Reorganization and prior to the calculation of the Exchange Ratio and completion of the Share Adjustment, Mkango BVI and the Selling Shareholder may, and Mkango BVI may cause its Subsidiaries to, effect the repayment, release, cancellation, or other extinguishment of certain outstanding intercompany Indebtedness owed by Mkango BVI and its Subsidiaries to the Selling Shareholder or its Affiliates in consideration for the issuance of Company Shares, as set forth on Section 6.1(e) of the Company Disclosure Letter (the “Debt Exchange Shares”) in accordance with the description set forth in Section 6.12 of the Company Disclosure Letter, to such releasing parties pursuant to (a) the issuance by the Company to the Selling Shareholder of an exchangeable promissory note substantially in the form attached hereto as Exhibit C and (b) such relevant parties entering into a release agreement substantially in the form attached hereto as Exhibit D (the “Release Agreement” and such aggregate transaction, the “Debt-to-Equity Exchange”), and the Company shall issue to the Selling Shareholder a non-exchangeable promissory note substantially in the form attached here to as Exhibit E (together with the promissory note and the release agreement in the forms of Exhibit C and Exhibit D respectively, the “Debt-to-Equity Exchange Agreements”) with respect to any remaining intercompany Indebtedness owed by the Company to the Selling Shareholder as of Closing.”

11. The following paragraph is hereby added as Section 6.13 of the Business Combination Agreement:

“Consideration Shares. Immediately following the calculation of the Exchange Ratio and completion of the Share Adjustment, Mkango BVI shall issue Company Shares to the holders of the BCA Note and the Form F-4 Note (both as defined in the Note Purchase Agreement) in consideration for the holders of the BCA Notes and the Form F-4 Note releasing Mkango BVI of the debt under the BCA Notes and Form F-4 Note, as applicable (the “Consideration Shares”).

12. The following paragraph is hereby added as Section 9.2(j) of the Business Combination Agreement:

“The Debt-to-Equity Exchange shall have been consummated in accordance with Section 6.12, with evidence thereof in the form of executed Debt-to-Equity Exchange Agreements having been delivered to SPAC.”

13. The Index of Defined Terms in the Business Combination Agreement is hereby updated to include the terms “Advisor Compensation Shares,” “Consideration Shares,” “Debt Exchange Shares,” “Debt-to-Equity Exchange,” “Debt-to-Equity Exchange Agreements,” and “Reorganization Shares.”

14. Section 1.1 of the SPAC Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

15. Sections 2.1, 3.2(i), 3.3, 3.24(a), 6.1(e), and 6.12 of the Company Disclosure Letter are hereby added or amended and restated in their entirety, as applicable, as set forth on Exhibit B hereto.

16. The Form of Exchangeable Promissory Note referenced in Section 6.11 of the Business Combination Agreement is hereby attached as Exhibit C hereto.

17. The Form of Release Agreement referenced in Section 6.11 of the Business Combination Agreement is hereby attached as Exhibit D hereto.

18. The Form of Non-Exchangeable Promissory Note referenced in Section 6.11 of the Business Combination Agreement is hereby attached as Exhibit E hereto.

19. The Form of Registration Rights and Lock-Up Agreement is hereby further amended and restated in its entirety as set forth on Exhibit F hereto.

ARTICLE II

MISCELLANEOUS

1. Representations and Warranties. Each of the parties hereby represents and warrants to the other parties that (a) such party has all necessary power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment have been duly authorized and approved, (c) no other entity or governing body action on the part of such party is necessary to authorize the execution and delivery by such party of this Amendment; and (d) this Amendment has been duly executed and delivered by such party and, assuming due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2. Additional Representations and Warranties of the Companies. Each of the Companies and the Selling Shareholder represents and warrants that in connection with the Pre-Closing Reorganization, the Companies and any of their affiliates will hold all currently held, applied for, pending and future licenses relating to the mineral rights and mining operations described on Sections 3.13 and 3.24 of the Company Disclosure Letter.

3. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

4. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Signatories, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

5. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

6. Severability. This Amendment shall be severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Amendment by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, SPAC and Mkango BVI have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:

CROWN PROPTECH ACQUISITIONS

By:	/s/ Michael Minnick
	Name:	Michael Minnick
	Title:	Chief Executive Officer

Mkango BVI:

Mkango Rare Earths Limited

By:	/s/ Alexander Mark Lemon
	Name:	Alexander Mark Lemon
	Title:	Authorized Signatory

Exhibit F

Form of Registration Rights and Lock-Up Agreement

(attached)

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [___], 2026, is made and entered into by and among Mkango Rare Earths Limited, a company incorporated under the laws of the British Virgin Islands (“PubCo”), and a direct, wholly owned subsidiary of Mkango Resources Ltd., a company organized under the laws of British Columbia, Canada (“Mkango Resources”), Crown PropTech Sponsor, LLC, a Delaware limited liability company (“Co-Sponsor”), CIIG Management III LLC, a Delaware limited liability company (“Sponsor” and, together with the Co-Sponsor, the “Sponsors”), [___________] (f/k/a Crown PropTech Acquisitions), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), each of the persons and entities listed on Exhibit A hereto (each, a “SPAC Holder”), and the entities listed on Exhibit B hereto (the “Company Holder[s]” and, collectively with Sponsors, SPAC Holders, and any other person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, PubCo is a party to that certain Business Combination Agreement, dated as of July 2, 2025, as amended on February 13, 2026 and May 20, 2026 (the “Business Combination Agreement”), by and among PubCo, SPAC, Mkango (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), Mkango Polska s.p. Z.o.o., a company organized under the laws of Poland and a direct, wholly owned Subsidiary of Mkango Resources, and the other parties thereto, pursuant to which, among other things, on or about the date hereof, (a) Merger Sub will merge with and into SPAC, with SPAC being the surviving entity and becoming a wholly-owned Subsidiary of PubCo (the “Merger”); and (b) pursuant to that certain Assignment, Assumption and Amendment Agreement (the “Assignment and Assumption Agreement”), dated on or about the date hereof, each outstanding and unexercised warrant issued by SPAC to acquire SPAC Class A Ordinary Shares shall represent the right to acquire, from and after the date hereof, PubCo Common Shares under the terms of such Assignment and Assumption Agreement (the “PubCo Warrants”);

WHEREAS, Sponsors, the SPAC Holders and SPAC are parties to that certain Registration Rights Agreement, dated as of February 8, 2021 (the “Prior Agreement”), and the Sponsors, the applicable SPAC Holders and SPAC consent to termination of the Prior Agreement upon execution and delivery of this Agreement;

WHEREAS, certain parties (each an “NRA Investor”) entered into separate non-redemption agreement and assignment of economic interest (each a “Non-Redemption Agreement”) among Sponsor and SPAC with respect to the SPAC Class B Ordinary Shares (the “Assigned Securities”) in connection with extraordinary general meetings of the SPAC in connection with extensions to the deadline to consummate a business combination in February 2024, August 2024, May 2025 and March 2026 which provided for such NRA Investors to be entitled to the benefits of registration rights and to execute a joinder to (i) the Prior Agreement and with such Assigned Securities to constitute “Registrable Securities” hereunder and (ii) the letter agreement dated January 17, 2023, by and among SPAC, the Sponsors and the other parties thereto;

Exhibit F-1

WHEREAS, on February 10, 2026, Sponsor agreed to transfer SPAC Class B Ordinary Shares (the “February 2026 Assignment”) to an unaffiliated third party (the “February 2026 Assignee”) in an amount equal to the product of the number of months from February 2026 until the date on which the Business Combination was consummated and 2,500 and subject to the same transfer restrictions that are imposed on Sponsor and has executed a joinder to the Prior Agreement;

WHEREAS, each of the Sponsors is acquiring PubCo Common Shares (including the PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to each of the Sponsors pursuant to the terms of the Business Combination Agreement, including the Private Placement Warrants) and Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement;

WHEREAS, each SPAC Holder and Company Holder is acquiring PubCo Common Shares (including the PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any other equity security issued to a SPAC Holder or Company Holder pursuant to the terms of the Business Combination Agreement, including the PubCo Warrants) and/or Private Placement Warrants on or about the date hereof pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo will grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, principal financial officer of PubCo or the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) PubCo has a bona fide business purpose for not making such information public.

Exhibit F-2

“Affiliate” shall mean, with respect to any person, any other person which, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Assignment and Assumption Agreement” shall have the meaning given in the Recitals hereto.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Control” shall mean, in relation to any Person (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether as trustee or executor or by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Company Holders” shall have the meaning given in the preamble to this Agreement.

“Co-Sponsor” shall have the meaning given in the preamble to this Agreement.

“Demanding Holder” shall mean any Holder or group of Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“February 2026 Assignee” and “February 2026 Letter Agreement” shall have the meaning given in the preamble to this Agreement.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

Exhibit F-3

“Holders” shall have the meaning given in the preamble to this Agreement.

“Immediate Family Members” shall mean, as to a natural person, such individual’s spouse, former spouse, significant others, domestic partner, child (including by adoption), father, mother, brother or sister, and the lineal descendant (including by adoption) of any of the foregoing persons.

“Lock-Up Period” shall mean the period commencing on the date hereof and ending on the earliest of (x) the date following the date hereof on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all shareholders of PubCo having the right to exchange their PubCo Common Shares for cash, securities or other property, and (y) the following:

(a) with respect to 33 percent (33%) of the Lock-Up Shares held by the Sponsors and the Non-NRA Investor SPAC Holders, the date that is three (3) months from the date hereof;

(b) with respect to 33 percent (33%) of the Lock-Up Shares held by the Sponsors and the Non-NRA Investor SPAC Holders, the date that is six (6) months from the date hereof;

(c) with respect to 34 percent (34%) of the Lock-Up Shares held by the Sponsors and the Non-NRA Investor SPAC Holders, the date that is nine (9) months from the date hereof;

(d) with respect to 33 percent (33%) of the Lock-Up Shares held by the Company Holders, the date that is twelve (12) months from the date hereof;

(e) with respect to 33 percent (33%) of the Lock-Up Shares held by the Company Holders, the date that is eighteen (18) months from the date hereof; and

(f) with respect to 34 percent (33%) of the Lock-Up Shares held by the Company Holders, the date that is twenty-four (24) months from the date hereof.

“Lock-Up Shares” shall have the meaning given in subsection 3.6.1.

“Mandatory Resale Shares” shall have the meaning given in subsection 2.3.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Non-NRA Investor SPAC Holder” means any SPAC Holder other than a SPAC Holder holding PubCo Common Shares received as an NRA Investor.

Exhibit F-4

“NRA Investor” and “NRA Investors” shall have the meaning given in the preamble to this Agreement.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or articles of incorporation or registration, bylaws, memorandum and/or articles of association, constitution, registers, limited liability company agreement, shareholders agreement or similar organizational documents, in each case, as amended or restated.

“Permitted Transferees” shall have the meaning given in subsection 3.6.1.

“Person” means any individual, firm, corporation, exempted company, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall mean the 5,013,333 warrants originally exercisable for SPAC Class A Ordinary Shares that were purchased by the Co-Sponsor and other anchor investors of SPAC in a private placement on February 11, 2021, 250,667 of which were sold by the Co-Sponsor to the Sponsor on January 17, 2023, as assumed by PubCo pursuant to the Assignment and Assumption Agreement and which are now exercisable into PubCo Common Shares.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the preamble to this Agreement.

“PubCo Common Shares” means the common shares, no par value per share, of PubCo.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any PubCo Common Shares issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding PubCo Common Shares or any other equity security (including PubCo Common Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of PubCo held by a Holder as of the date of this Agreement, and (c) any other equity security of PubCo issued or issuable with respect to any such PubCo Common Shares by way of a stock dividend or share split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have ceased to be outstanding; or (iii) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Exhibit F-5

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the PubCo Common Shares are then listed;

(b) Underwriter expenses (other than fees, commissions or discounts);

(c) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(d) printing, messenger, telephone and delivery expenses;

(e) reasonable fees and disbursements of counsel for PubCo;

(f) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(g) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand (including, without limitation, a Block Trade), or Holders of Registrable Securities participating in an Underwritten Offering (that is not an Underwritten Offering initiated by PubCo) to be registered for offer and sale in the applicable Underwritten Offering; provided that in no event shall PubCo be obligated to pay such fees and expenses in excess of $50,000.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“SPAC” shall have the meaning given in the Preamble to this Agreement.

Exhibit F-6

“SPAC Holder” shall have the meaning given in the preamble to this Agreement.

“Sponsor” and “Sponsors” shall have the meaning given in the preamble to this Agreement.

“Subsidiary” means, with respect to a specified person, any other person Controlled, directly or indirectly, by such specified person and, in case of a limited partnership, limited liability company or similar entity, such person is a general partner or managing member and has the power to direct the policies, management and affairs of such person, respectively.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
Registrations

2.1 Registration.

2.1.1 Shelf Registration. PubCo agrees that, within fifteen (15) business days after the consummation of the transactions contemplated by the Business Combination Agreement, PubCo will file with the Commission (at PubCo’s sole cost and expense) a Registration Statement registering the resale of all Holders’ Registrable Securities on a delayed or continuous basis (a “Shelf Registration”). PubCo shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement (but in any event not later than ten (10) calendar days after PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review and comment) and to remain effective in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto. Subject to the limitations contained in this Agreement, PubCo shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by PubCo and (ii) as shall permit the resale of the Registrable Securities by the Holders.

Exhibit F-7

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, (a) Sponsors, SPAC Holders and/or their Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by Sponsors and SPAC Holders, on the one hand, or (b) the Company Holder[s] and/or [its] Permitted Transferees that hold at least a majority in interest of the then-outstanding number of Registrable Securities initially held by the Company Holder[s], on the other hand, may make a written demand to PubCo for an Underwritten Offering, including a Block Trade, pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). PubCo shall, within ten (10) business days of PubCo’s receipt of the Underwritten Demand, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) business days (two (2) business days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from PubCo, including the portion of the Registrable Securities held by such Holder to be included in such Underwritten Offering, or, in the case of a Block Trade, as provided in Section 2.5. Upon receipt by PubCo of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their designated portion of Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, PubCo is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) calendar days after the closing of an Underwritten Offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Common Shares or other equity securities that PubCo desires to sell, and PubCo Common Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any), pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (and, after taking into account the number of Mandatory Resale Shares that Mkango Resources desires to sell, such proportion is referred to herein as “Pro Rata”), that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Common Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Common Shares or other equity securities of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

Exhibit F-8

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If PubCo proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (other than for the Holders), other than a Registration Statement filed in connection with (i) any employee stock option or other benefit plan, (ii) an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) an offering of debt that is convertible into equity securities of PubCo, (iv) a dividend reinvestment plan or (v) for an exchange offer or offering of securities solely to PubCo’s existing shareholders or in connection with an acquisition of a business on Form F-4, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of PubCo (other than for the Holders in accordance with subsection 2.1.3), then PubCo shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement not less than twenty (20) calendar days before the anticipated filing date of such Registration Statement), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) business days in the case of filing a Registration Statement and five (5) business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then two (2) business days), in each case, after receipt of such written notice (or, in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo (including with respect to the customary indemnification and contribution obligations of the Holders selling Registrable Securities).

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Common Shares that PubCo desires to sell, taken together with (a) PubCo Common Shares, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which inclusion has been requested pursuant to Section 2.2 hereof, and (c) PubCo Common Shares, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for PubCo’s account, PubCo shall include in any such Underwritten Offering (i) first, the PubCo Common Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities, after taking into account any request by Mkango Resources for the inclusion of Mandatory Resale Shares in such Underwritten Offering; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities (other than the Mandatory Resale Shares) of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Common Shares, if any, as to which inclusion has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; and

Exhibit F-9

(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Underwritten Offering (i) first, PubCo Common Shares or other equity securities, if any, Pro Rata, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, after taking into account the number of Mandatory Resale Shares that Mkango Resources desires to sell in such Underwritten Offering; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities (other than the Mandatory Resale Shares) of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), PubCo Common Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii), PubCo Common Shares or other equity securities for the account of other persons or entities that PubCo is obligated to include pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Underwritten Offering effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 hereof.

Exhibit F-10

2.3 Allocation for Mandatory Resale Shares.

2.3.1 Notwithstanding anything to the contrary in this Agreement, in connection with any offering of PubCo Common Shares by PubCo or for the account of any other holder of PubCo securities (whether by means of a Registration Statement, Underwritten Offering, Piggyback Registration, or otherwise, but excluding offerings solely related to employee stock option or benefit plans, exchange offers, or similar excepted transactions as set forth in Section 2.2.1) (an “Eligible Offering”), PubCo shall maintain the allocation and inclusion in such Eligible Offering, if so requested by Mkango Resources pursuant to the terms hereof, of such number of PubCo Common Shares owned by Mkango Resources (or its Permitted Transferees) equal to at least the lesser of (a) [___] (the “Allotted Share Amount”), provided that, with respect to any subsequent offering, the Allotted Share Amount shall be decreased by the number of shares for which Mkango Resources’s receives proceeds in connection with any such prior offering, and (b) ten percent (10%) of the total number of shares being offered (the lesser of such amounts, the “Mandatory Resale Shares”). For the avoidance of doubt, and pursuant to subsection 2.3.3, PubCo shall allocate and include in such Eligible Offering such number of PubCo Common Shares owned by Mkango Resources (or its Permitted Transferees) greater than the number of Mandatory Resale Shares if the terms of this Agreement otherwise require it.

2.3.2 Pursuant to the terms herein, Mkango Resources shall be entitled to register and sell such Mandatory Resale Shares on the same terms and conditions as the primary or secondary shares being offered by PubCo or any other holder, including without limitation on the same registration statement or in the same Eligible Offering.

2.3.3 This Section 2.3 does not limit or affect any other registration or participation rights of Mkango Resources hereunder, all of which shall remain in full force and effect.

2.4 Restrictions on Registration Rights. If (a) the Holders of Registrable Securities have requested an Underwritten Offering pursuant to an Underwritten Demand and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offering; or (b) in the good faith judgment of the Board a Registration or Underwritten Offering would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of the applicable Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to PubCo for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, PubCo shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any twelve (12)-month period.

Exhibit F-11

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then, notwithstanding any other time periods in this Article II, the Holders shall provide written notice to PubCo at least five (5) business days prior to the date such Block Trade will commence, and PubCo shall use its reasonable best efforts to facilitate such Block Trade as promptly as possible. The Holders shall use reasonable best efforts to work with PubCo and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with PubCo, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and the share price of such offering.

2.6 Waiver. Notwithstanding anything in this Agreement to the contrary, any Holder may notify PubCo of its election to waive any and all rights (i) to receive notice of an Underwritten Demand or Piggyback Registration as provided for in this Article II or (ii) to participate in any such Underwritten Offering or Piggyback Registration. As long as any such waiver remains outstanding and has not been rescinded in writing, PubCo agrees not to notify any such Holder of any Underwritten Demand or Piggyback Registration or provide any such Holder with any information relating thereto.

Article III
PUBCO Procedures

3.1 General Procedures. In connection with any Registration contemplated herein, PubCo shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, PubCo shall, as promptly as possible:

3.1.1 prepare and file with the Commission within the timeframe required by Section 2.1.1 a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective within the timeframe required by Section 2.1.1 and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities or any Underwriter(s) of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder, to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

Exhibit F-12

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Underwritten Offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo, and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that PubCo amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

Exhibit F-13

3.1.9 notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders of Registrable Securities (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or its counsel may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letters, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders of such Registrable Securities, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letters are being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, it being understood that no negative assurance letter shall be provided by Cayman Islands counsel to PubCo;

Exhibit F-14

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 make available for inspection, upon written request, by (i) the Holders whose Registrable Securities are included in such Registration Statement, (ii) any Underwriter participating in any disposition pursuant to such Registration Statement, and (iii) any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or by any Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause PubCo’s officers and directors to supply all material information reasonably requested by any of them in connection with such Registration Statement;

3.1.16 use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders of Registrable Securities in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering initiated by PubCo hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. PubCo will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with PubCo or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the PubCo’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against PubCo as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such Underwritten Offering.

Exhibit F-15

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for PubCo believes to be necessary to comply with law (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) calendar days, determined in good faith by PubCo to be necessary for such purpose; provided, however, that PubCo shall not have the right to exercise the rights set forth in this Section 3.4 for more than 90 consecutive calendar days or more than 120 calendar days, in any such case, in any 12-month period. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder of Registrable Securities, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Exhibit F-16

3.6 Transfer Restrictions.

3.6.1 Subject to the exceptions set forth herein, each non-NRA Investor SPAC Holder and each Company Holder, severally and not jointly, covenants and agrees not to, during the Lock-Up Period, without the prior written consent of the board of directors of PubCo, (i) directly or indirectly, tender, transfer, grant, assign, offer, sell, contract to sell, hypothecate, pledge, make any short sale or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (each a “Transfer”), or make a public announcement of any intention to effect any Transfer in, any Registrable Securities acquired by such Holder in connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Lock-Up Shares”); (ii) enter into any transactions that would have the same effect as the foregoing clause (i); or (iii) enter into any contracts, option, swap, hedge or other arrangement with respect to the Transfers of, in whole or in part, the economic consequences of ownership of any Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise; provided, however, that the foregoing shall not apply to:

(a) 25% of the Registrable Securities acquired by a Holder in connection with the transactions contemplated by the Business Combination Agreement; provided that, in the sole discretion of PubCo and if necessary to satisfy Nasdaq initial listing requirements for PubCo, such percentage of Registrable Securities held by Holders other than Sponsors may be increased to such percentage as required by Nasdaq to satisfy the initial listing requirements for PubCo;

(b) With respect to an Eligible Offering or a Block Trade only, the number of Registrable Securities acquired by Mkango Resources in connection with the transactions contemplated by the Business Combination Agreement equal to the Allotted Share Amount, which, for the avoidance of doubt, shall be in addition to the Registrable Securities acquired by Mkango Resources referenced in clause (a) above;

(c) Transfers to a partnership, limited liability company, corporation or other entity of which such Holder or its Immediate Family Members is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(d) Transfers (i) by gift to any of such Holder’s Immediate Family Members; (ii) to a family trust, established for the exclusive benefit of such Holder or any of such Holder’s equity holders or any of their respective Immediate Family Members; (iii) by virtue of laws of descent and distribution, upon death of such Holder; or (iv) pursuant to a qualified domestic relations order;

(e) if such Holder is not a natural person, Transfers (i) to another person that is an Affiliate of the Holder, or to any investment fund or other entity Controlling, Controlled by, managing or managed by or under common Control with the Holder or its Affiliates or who shares a common investment advisor with the Holder; or (ii) as part of a distribution to members, partners or shareholders of the Holder via dividend or share repurchase;

(f) if such Holder is not a natural person, Transfers by virtue of the laws of the place of the Holder’s incorporation or establishment and the Holder’s Organizational Documents upon dissolution of the Holder;

Exhibit F-17

(g) Transfers to a charitable or a charitable foundation controlled by the Holder, its equity holders or any of their respective Immediate Family Members;

(h) the exercise of any options or warrants to purchase PubCo Common Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(i) Transfers of PubCo Common Shares by the Holder to its affiliates, to any investment fund or other entity controlled or managed by the Holder, or to any investment manager or investment advisor of the Holder or an affiliate of any such investment manager or investment advisor or to any investment fund or other entity controlled or managed by such persons;

(j) Transfers of PubCo Common Shares or other securities convertible into or exercisable or exchangeable for PubCo Common Shares, in each case acquired in open market transactions after the closing of the Merger; and

(k) Transfers in the event of completion of a liquidation, merger, exchange of shares or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Common Shares for cash, securities or other property;

the transferee of each of the foregoing clauses (c) through (i) being a “Permitted Transferee”; provided further, however, that Permitted Transferees shall enter into a written agreement, in substantially the form of this Section 3.6, agreeing to be bound by the restrictions on Transfer of Lock-Up Shares prior to such Transfer, and for the avoidance of doubt, such Registrable Securities so Transferred shall be considered Lock-Up Shares hereunder.

3.6.2 PubCo shall not amend or waive the lock-up restrictions agreed with any of the Holders hereunder or otherwise release any Holder from such lock-up restrictions as provided in this Agreement, unless PubCo extends such amendment, waiver and/or release to all other Holders which are party hereto. PubCo shall provide at least ten (10) business days’ advance written notice to all Holders which are party hereto of any such amendment or waiver.

3.6.3 Each Holder hereby represents and warrants that it now has and, except as contemplated by Section 3.6, for the duration of the Lock-Up Period will have good and marketable title to its Lock-Up Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the restrictions set forth in this Section 3.6. Each Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of any Lock-Up Shares during the Lock-Up Period.

Exhibit F-18

Article IV
Indemnification and Contribution

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify PubCo, its directors and officers and agents, and each other Holder and its respective partners, directors, officers, employees and agents, and each person who controls PubCo or any other Holder (within the meaning of the Securities Act or Exchange Act, as applicable) against any losses, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their partners, officers, directors, employees and agents, and each person who controls such Underwriters (within the meaning of the Securities Act or Exchange Act, as applicable) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Exhibit F-19

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any partner, officer, director, employee, agent, or controlling person of such indemnified party, as applicable, and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also hereby agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is determined by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability (after payment of any underwriting fees, discounts, commissions, or taxes). The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Exhibit F-20

Article V
Miscellaneous

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or email, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to PubCo, to: [___] and, if to any Holder, to the address of such Holder as it appears in the applicable register for Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2 Prior to the expiration of the Lock-Up Period for a Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee in accordance with subsection 3.6.1.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Exhibit F-21

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK IN THE STATE OF NEW YORK. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as PubCo shall reasonably request, PubCo shall cause PubCo’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by PubCo’s transfer agent, by delivering to PubCo’s transfer agent a direction letter and opinion of counsel). Promptly following the expiration of the Lock-Up Period, PubCo shall cause its transfer agent to remove the restrictive legend limiting the transfer of such Lock-Up Shares pursuant to Section 3.6 hereof.

Exhibit F-22

5.7 Remedies Cumulative. In the event that PubCo fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.8 Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement, PubCo shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which the Holders cease to hold any Registrable Securities. The provisions of Section 3.5, Article IV and Article V shall survive any termination in accordance with their terms.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[SIGNATURE PAGES FOLLOW]

Exhibit F-23

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

[___]

By:
Name:
Title:

Exhibit F-24

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CO-SPONSOR:

Crown PropTech Sponsor, LLC

By:
Name:
Title:

Exhibit F-25

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

CIIG Management III LLC

By:
Name:
Title:

Exhibit F-26

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPAC:

[_______________] (f/k/a Crown PropTech Acquisitions)

By:
Name:
Title:

Exhibit F-27

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER:

[●]

By:
Name:
Title:

Exhibit F-28

EXHIBIT A

SPAC HOLDERS

●	[___]

●	[___]

●	[___]

FEBRUARY 2026 ASSIGNEE

●	[___]

NRA INVESTORS

●	[___]

●	[___]

●	[___]

Exhibit F-29

EXHIBIT B

COMPANY HOLDER[S]

●	Mkango Resources Ltd.

●	[___]

Exhibit F-30